UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 3, 2011

STREAM GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 William Street, Suite 310, Wellesley, Massachusetts		02481
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 304-1800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On June 3, 2011, Stream Global Services, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Trillium Capital LLC, a Delaware limited liability company (“Trillium”), and R. Scott Murray (“Murray” and, together with Trillium, the “Sellers”). Subject to the terms and conditions of the Purchase Agreement, the Company agreed to purchase 3,722,569 shares of common stock of the Company (the “Shares”) from Trillium for a purchase price of $3.25 per share.

The Purchase Agreement contains (i) a representation from the Sellers that, except for the Shares, neither Seller nor any of their respective affiliates owns any shares of common stock of the Company; and (ii) an agreement from the Sellers that, for a period of 48 months after the date of execution of the Purchase Agreement, Sellers shall not, and shall not permit any of their respective affiliates to, directly or indirectly, among other things, (x) make any proposal to the board of directors of the Company (the “Board”) or stockholders of the Company relating to a change in control of the Company or the acquisition of any securities or assets of the Company, or seeking representation on the Board, (y) instigate, encourage or join any group to take any such actions, or (z) acquire, own or sell more than 1% of the securities, properties or indebtedness of the Company.

In connection with the execution of the Purchase Agreement, the Company and the Sellers entered into a mutual release of all claims which each party may have against the other party arising out of any matter, cause or event occurring on or prior to the closing of the transactions contemplated by the Purchase Agreement, except for any obligations under the Purchase Agreement, the Employment Agreement dated July 15, 2008, as amended, between Murray and the Company, or the Separation Agreement dated August 19, 2010 between Murray and the Company.

The foregoing summary description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

First Amendment to Credit Agreement

The Company also entered into a First Amendment to Credit Agreement (the “Amendment”), dated as of June 3, 2011, with Wells Fargo Capital Finance, LLC, as agent (in such capacity, the “Agent”) for the lenders under the Credit Agreement (as defined below), and the Company’s subsidiaries signatory thereto, to amend and waive certain provisions of the Credit Agreement, dated as of October 1, 2009 (the “Credit Agreement”), among the Company, the Company’s subsidiaries party thereto, the lenders party thereto, and the Agent.

The Amendment, among other things, permits the Company to purchase the Shares pursuant to the Purchase Agreement described above.

The Amendment also (i) permits certain present and future subsidiaries of the Company to engage in certain permitted activities relating to the Company’s operations in the People’s Republic of China and Hong Kong; (ii) requires certain subsidiaries to become loan parties under the Credit Agreement if certain tests set forth in the Amendment are met; (iii) permits certain investments and intercompany loans to be made by the Company and its subsidiaries to finance the activities of these subsidiaries; and (iv) contains certain waivers relating to, among other things, the Hong Kong and Chinese operations.

The foregoing summary description of the Amendment and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.2 and the terms of which are incorporated herein by reference.

Item 8.01	Other Events

On June 6, 2011, the Company and Sellers closed the purchase and sale of the Shares, pursuant to the terms of the Purchase Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

See the Exhibit Index attached to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAM GLOBAL SERVICES, INC.

Date: June 6, 2011

	By:	/s/ Dennis Lacey
	Name:	Dennis Lacey
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated as of June 3, 2011, by and among Trillium Capital LLC, a Delaware limited liability company, R. Scott Murray and Stream Global Services, Inc., a Delaware corporation.

10.2	First Amendment to Credit Agreement, dated as of June 3, 2011, by and among Wells Fargo Capital Finance, LLC, in its capacity as agent for the lenders and bank product providers party thereto, Stream Global Services, Inc., a Delaware corporation, and each of the subsidiaries of Stream Global Services, Inc. signatory thereto.

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